Exhibit 2.1

Execution Copy

ASSET PURCHASE AGREEMENT

by and among

Salon Media Group, Inc.

and

Salon.com, LLC

Dated as of March 6, 2019

TABLE OF CONTENTS

-i-

-ii-

EXHIBITS

Exhibit A	Form of Buyer Secured Note

Exhibit B	Form of Security Agreement

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is dated as of March 6, 2019 (this “Agreement”) by and between Salon Media Group, Inc., a Delaware corporation (the “Seller”), and Salon.com, LLC, a Delaware limited liability company (the “Buyer”).

WHEREAS, the Seller and PubLife, LLC, a Puerto Rico limited liability company and Affiliate of the Buyer (“PubLife”), entered into that certain Term Sheet Agreement for Acquisition of Salon Media Group, dated October 25, 2018 (the “Term Sheet”);

WHEREAS, immediately prior to the date hereof, PubLife assigned its rights and obligations under the Term Sheet to the Buyer;

WHEREAS, the Seller is engaged in the business of owning, operating and publishing the website known as Salon.com (the “Publication”) and other ancillary businesses related to the Publication (the “Business”); and

WHEREAS, the Seller desires to sell, assign, transfer, convey and deliver to the Buyer, and the Buyer desires to purchase and acquire from the Seller, all of the right, title and interest of the Seller in and to the Purchased Assets and assume the Assumed Liabilities (each as defined below), upon the terms and subject to the conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.1     Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below.

“Action” means an action, suit, proceeding, claim, arbitration or litigation.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Ancillary Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Assignments and Assumptions of Lease, the Trademark Assignments, the Domain Name Assignments, the Escrow Agreement, the Security Agreement, the Technology Support Agreement, the General Advertising Services Agreement and the other agreements, instruments and documents delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.1(d).

“Assignments and Assumptions of Lease” has the meaning set forth in Section 3.2(f).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Benefit Plan” means any pension, benefit, retirement, compensation, employment, consulting, independent contractor, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit, cafeteria plan (or any other plan intended to defer taxes under Sections 105, 106 125, 127, 129 or 132 of the Code or otherwise under the Code) and other similar agreement, plan, contract, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including, but not limited to, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA or to laws outside the United States, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Seller or its respective ERISA Affiliates for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Seller or its respective ERISA Affiliates or any spouse or dependent of any such individual, or under which the Seller or any of its respective ERISA Affiliates has or may have any Liabilities or obligations, contingent or otherwise.

“Bill of Sale” has the meaning set forth in Section 3.2(b).

“Books and Records” means books of account, general, financial, accounting, personnel (subject, in all instances to applicable Law), billing, warranty and shipping records, invoices, mailing lists, other distribution lists, customer and supplier lists, correspondence, engineering, maintenance, operating and production records, manuals, Intellectual Property disclosures and information, media materials, advertising and promotional materials, and credit records of customers and suppliers related to or used in connection with the Business.

“Business” has the meaning set forth in the recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Business Employee” means any individual who is employed by the Seller whose principal duties relate to the Business.

“Business Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Business Permits” has the meaning set forth in Section 4.8(a).

“Buyer” has the meaning set forth in the preamble hereto.

“Buyer Indemnified Parties” has the meaning set forth in Section 8.2.

“Buyer Secured Note” has the meaning set forth in Section 2.5(b)(iii).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Payment” has the meaning set forth in Section 2.5.

“Closing Working Capital” has the meaning set forth in Section 2.6(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 4.16(b).

“Contingent Worker” has the meaning set forth in Section 4.16(a).

“Contract” means any legally binding agreement, contract, commitment or arrangement to which the Seller is a party, other than any Benefit Plan.

“Current Assets” has the meaning set forth in the definition of “Working Capital.”

“Current Liabilities” has the meaning set forth in the definition of “Working Capital.”

“Deductible” has the meaning set forth in Section 8.6(b).

“Deposit” means the cash deposit in the amount of $500,000 previously paid to Seller by PubLife as part of the Term Sheet.

“Domain Name Assignments” has the meaning set forth in Section 3.2(d).

“Earnout Payment” has the meaning set forth in Section 2.7(a).

“Earnout Period” has the meaning set forth in Section 2.7(a).

“Environmental, Health and Safety Requirements” means, as amended, all applicable federal, state and local statutes, regulations, ordinances, and similar binding provisions having the force or effect of law, all applicable and binding judicial and administrative orders, and all common law concerning public health and safety, worker health and safety, third party health and safety, pollution, property damage, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that together with the Seller or the Business is (or has been): (A) a member of: (i) a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) a group of trades or business under common control within the meaning of Section 414(c) of the Code; (iii) an affiliated service group within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of the Seller under Section 414(o) of the Code; or (B) treated as a single employer under Section 414 of the Code or Title IV of ERISA with the Seller (individually or collectively) or the Business.

“Escrow Agent” means Citibank, National Association, as escrow agent.

“Escrow Agreement” has the meaning set forth in Section 3.2(g).

“Escrow Amount” means an amount equal to $100,000.

“Exchange Act” has the meaning set forth in Section 4.2.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Final Allocation” has the meaning set forth in Section 2.8.

“Financial Statements” has the meaning set forth in Section 4.5.

“Fundamental Representations” has the meaning set forth in Section 7.1.

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“General Advertising Services Agreement” has the meaning set forth in Section 3.2(i).

“General Representations” means all representations and warranties made by the Seller pursuant to Article IV, other than the Fundamental Representations.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Hazardous Materials” means any hazardous substances, hazardous wastes, hazardous materials, solid wastes, toxic substances, toxic wastes, radioactive materials, radioactive wastes, PCBs, asbestos, lead, petroleum products and by-products, petroleum wastes, pollutants, contaminants, and any other substances, materials, chemicals or wastes (whether gaseous, liquid or solid) that are regulated pursuant to Environmental, Health and Safety Requirements.

“Income Taxes” means any federal, state, county, provincial, local or foreign income, business profits or other similar Tax, any withholding or estimated Tax related thereto, any interest and penalties (civil or criminal) thereon or additions thereto, and any expenses incurred in connection with the determination, settlement or litigation of any Liabilities related to any such Tax.

“Incorporated Open Source Software” means software or other material that is or contains “freeware,” “free software,” “open source software” or is distributed under a similar licensing or distribution model.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Expert” has the meaning set forth in Section 2.6(c).

“Information Statement” has the meaning set forth in Section 4.2.

“Intellectual Property” means all of the following anywhere in the world and all legal right, title or interest in the following arising under Law: (a) patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) copyright registrations and applications, copyrightable works, whether registered or unregistered, and pending applications to register the same, renewals and extensions in connection with any such registrations, and all other corresponding rights; (c) trade dress and trade names, logos, internet addresses, domain names, urls and other names or locators associated with internet or mobile publications, trademarks and service marks whether registered or unregistered and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (d) inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, marketing and business data, advertising and promotional materials, customer, supplier, and advertiser lists and information, and other proprietary information; (e) computer software (including source, object code and executable code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; (f) databases and data collections; and, (g) internet web, digital and mobile sites, related content and links, and all versions, updates, corrections, enhancement, and modifications.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.5.

“IP Assignments” has the meaning set forth in Section 3.2(e).

“IRS” means the Internal Revenue Service.

“Knowledge” of either the Seller or the Buyer, or Seller’s Knowledge or the Buyer’s Knowledge means, with respect to any fact or matter, the current actual knowledge after reasonable investigation of (a) with respect to the Seller, Jordan Hoffner, and (b) with respect to the Buyer, the manager of the Buyer, in each case with such reasonable investigation to include inquiry by such persons of persons responsible for the matters at interest.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Leased Real Property” means all real property leased by the Seller, including but not limited to the real property and the Leases set forth on Section 4.10(b) of the Seller Disclosure Schedule.

“Leases” has the meaning set forth in Section 2.1(e).

“Liabilities” means any and all claims, debts, liabilities and obligations of any nature whatsoever, whether accrued or contingent or fixed, matured or unmatured or determined or determinable, including those arising under any Law, Action, Order, Contract or Benefit Plan.

“Licensed Intellectual Property” means any Intellectual Property owned by any Person other than the Seller and that is licensed to the Seller and used in the Business.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge or security interest in respect of such property or asset.

“Local Tax Returns” means any state or local Tax Returns related to the Purchased Assets. For the avoidance of doubt, Local Tax Returns shall not include any state or federal Tax Returns for Income Taxes.

“Losses” has the meaning set forth in Section 8.2.

“Material Adverse Effect” means any event, occurrence, effect or change that, individually or in the aggregate, (a) would have (or would reasonably be expected to have) a material adverse effect on the Business, taken as a whole or (b) materially impairs the ability of the Seller to consummate, or prevents or materially delays, the transactions contemplated by this Agreement or the Ancillary Agreements; provided, however, that Material Adverse Effect shall not include any event, occurrence, effect or change resulting from: (i) general national or international economic, financial or capital market conditions, including changes in interest or exchange rates; (ii) factors affecting the newspaper or commercial printing industry generally; (iii) any change in applicable Law or GAAP, or any interpretation thereof; (iv)  acts of war, sabotage or terrorism directed against the United States, its facilities or its citizens, or any escalation or worsening thereof; (v) any change relating to or arising from the execution, announcement or pendency of this Agreement, the Ancillary Agreements or any of the transactions contemplated hereby or thereby (but excluding any event, occurrence, effect or change resulting from any breach by the Seller of any of the provisions hereof); and (vi) any failure of the Business to meet any projections (provided, however, that this clause (vi) shall not exclude the underlying cause of any such failure if such cause otherwise constitutes a Material Adverse Effect); provided, further, that any event, occurrence, effect or change that results from the matters set forth in clauses (i), (ii), (iii), or (iv) may be taken into account in determining whether a “Material Adverse Effect” has occurred, or would occur, in each case to the extent such any event, occurrence, effect or change has a materially disproportionate, adverse impact on the Business, taken as a whole, relative to other businesses operating in the industry in which the Business operates.

“Material Contract” has the meaning set forth in Section 4.13(b).

“Minimum Offer” has the meaning set forth in Section 6.3(a).

“Net Revenue” has the meaning set forth in Section 2.7(a).

“Net Revenue Cap” has the meaning set forth in Section 2.7(a).

“Net Revenue Target” has the meaning set forth in Section 2.7(a).

“Notice of Objection” has the meaning set forth in Section 2.6(b).

“Order” means any order, award, injunction, judgment, decree, ruling or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Owned Intellectual Property” means all Intellectual Property owned by the Seller and used in the Business, including rights thereunder, remedies against past, present, and future infringements thereof, and rights to protection of past, present and future interests therein under the laws of all jurisdictions.

“Permit” means any permit, authorization, approval, consent, license or franchise of or from any Governmental Entity or pursuant to any Law.

“Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, estate, joint venture, unincorporated entity, governmental entity or any other entity of any kind.

“Post-Closing Tax Period” has the meaning set forth in Section 6.4(b).

“Pre-Closing Tax Period” has the meaning set forth in Section 6.4(b).

“Publication” has the meaning set forth in the recitals hereto.

“PubLife” has the meaning set forth in the recitals hereto.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Plan” has the meaning set forth in Section 4.15(a).

“Related Party Contract” means any Contract or Lease required to be set forth on Section 4.20 of the Seller Disclosure Schedule.

“Review Period” has the meaning set forth in Section 2.6(b).

“San Francisco Lease” has the meaning set forth in Section 6.8.

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.5(a).

“SEC” has the meaning set forth in Section 4.2.

“Securities Act” has the meaning set forth in Section 4.5(a).

“Security Agreement” has the meaning set forth in Section 3.2(j).

“Seller” has the meaning set forth in the preamble hereto.

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article IV.

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Seller Reports” has the meaning set forth in Section 4.5(a).

“Seller Source Code” has the meaning set forth in Section 4.11(d).

“Stockholder Written Consent” has the meaning set forth in Section 4.2.

“Statement of Working Capital” has the meaning set forth in Section 2.6(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (a) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (b) generally entitled to share in the profits or capital of such legal entity.

“Target Working Capital” means Zero dollars ($0).

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, transfer, real property transfer, deed, stamp, recording, documentary, registration, stock, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Technology Support Agreement” has the meaning set forth in Section 3.2(h).

“Term Sheet” has the meaning set forth in the recitals hereto.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Third Party Defense” has the meaning set forth in Section 8.4(b).

“Trademark Assignments” has the meaning set forth in Section 3.2(c).

“Transferred Employees” has the meaning set forth in Section 6.3(a).

“WARN Act” has the meaning set forth in Section 4.16(c).

“Working Capital” means, as at a specified date and without duplication, an amount equal to (a) the sum of all accounts receivable (less reserve for bad debts), other receivables, inventories (at cost, plus inventory capitalized costs), prepaid insurance, and other current prepaid assets of the Business, other than the Excluded Assets (the “Current Assets”), minus (b) the sum of all accounts payable (excluding any amounts that are miscellaneous non-trade payables), miscellaneous withholdings, payroll taxes, employee insurance claims, salaries and wages, contribution to profit sharing, contribution to employee savings, accrued vacation payable, interest payable, charitable contributions, sales commission and management bonuses, deferred subscription income and other current Liabilities of the Business, other than the Excluded Liabilities (the “Current Liabilities”). For the avoidance of doubt, Working Capital as of the Closing Date shall not include any Liabilities with respect to any costs and expenses incurred by the Seller in connection with this Agreement and the transactions contemplated hereby (including any legal, accounting, financial advisory, consulting and all other fees and expenses of third parties in connection therewith), all of which shall be Excluded Liabilities that are retained by the Seller.

“$” means United States dollars.

Section 1.2     Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation;” and (f) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP.

ARTICLE II
PURCHASE AND SALE

Section 2.1     Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Buyer, free and clear of all Liens, and the Buyer shall purchase, acquire and accept, or cause to be purchased, acquired and accepted, from the Seller, all of Seller’s assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, which relate to, are used in, or are intended to be used in the Business, as the same shall exist on the Closing Date, except for any Excluded Assets (collectively, the “Purchased Assets”) including, without limitation:

(a)     all machinery, fixtures, furniture, leasehold improvements, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, office equipment, computer hardware, laptops, telephones and other items of tangible personal property used in the Business, including the items forth on Section 2.1(a) of the Seller Disclosure Schedule;

(b)     all raw materials, work-in-process, finished goods, supplies, spare parts, packaging materials and other inventories, including all such items (i) located on the Leased Real Property and (ii) in transit from suppliers of the Business;

(c)     all Owned Intellectual Property (including but not limited to websites and domain names);

(d)     all Contracts set forth on Section 2.1(d) of the Seller Disclosure Schedule (collectively, the “Assigned Contracts”);

(e)     all contracts providing for the lease by the Seller of Leased Real Property set forth on Section 2.1(e) of the Seller Disclosure Schedule (collectively, the “Leases”);

(f)     all Current Assets as of the Closing Date;

(g)     all Business Permits, to the extent transferable;

(h)     all Books and Records;

(i)     all claims, causes of action, choses in action, lawsuits, rights of recovery, and other claims of any nature in favor of the Seller, the Purchased Assets or the Assumed Liabilities, including all rights under all warranties, representations, indemnities, guarantees and similar rights;

(j)     all of the Seller’s rights in the Publication, and all of the Seller’s rights to prepare, publish, sell and distribute such Publication and any other publications, extensions (including websites) or spin offs derived from such Publication or related thereto in all languages;

(k)     all inventories of back and current issues of the Publication; any and all current and archival editorial works, in any form or media, together with all enhancements, modifications, derivative works, and works in progress owned, controlled and possessed by the Seller, including without limitation, photographs (negatives and positives), editorial material, work in process, finished goods, manuscripts, notes and drafts, graphic artwork, photographs and negatives; promotional materials, inserts, and direct mail materials; stationery, supplies, purchase orders, forms, labels, in the case of each of the foregoing, that are owned by the Seller and to the extent the foregoing relate to the Publication;

(l)     all of the advertising contracts, space reservations and insertion orders to the extent they relate to the placement of advertising in the Publication with respect to all dates occurring after the Closing Date;

(m)     copies of all graphics files used in the Publication;

(n)     all disks, art files (including electronic files) and designs that are owned by the Seller and used in the Business;

(o)     all email addresses with the domain names set forth on Section 2.1(o) of the Seller Disclosure Schedule, telephone, telex and telephone facsimile numbers and other directory listings; and

(p)     all goodwill and other intangible assets related to the Business, if any.

Section 2.2     Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets do not include, nor is the Seller selling, assigning, transferring, conveying or delivering, and neither the Buyer nor any of its Affiliates are purchasing, acquiring or accepting from the Seller, any of the following assets, properties or rights (collectively, the “Excluded Assets”):

(a)     all cash, cash-in-transit, cash equivalents and bank accounts of the Seller;

(b)     all Contracts that are set forth on Section 2.2(b) of the Seller Disclosure Schedule (the “Excluded Contracts”);

(c)     the corporate seals, minute books, stock books, Tax Returns, books of account or other records having to do with the organization of the Seller that are not expressly designated in Section 2.1 as Purchased Assets;

(d)     the rights of the Seller under this Agreement and the Ancillary Agreements;

(e)     all assets attributable to Benefit Plans;

(f)     refunds of Taxes and tax loss carry-forwards related to periods prior to the Closing Date;

(g)     all amounts payable due to the Seller from any Affiliate thereof;

(h)     any insurance policies and rights, claims or causes of action thereunder with respect to any Excluded Assets;

(i)     any insurance proceeds received by the Seller or any of its Affiliates following the date hereof in respect of any Purchased Asset to replace or repair such Purchased Asset but only to the extent such Purchased Asset is not repaired or replaced on or by the Closing Date;

(j)     the assets, equipment, properties and rights set forth on Section 2.2(j) of the Seller Disclosure Schedule; and

(k)     all claims, causes of action, choses in action, lawsuits, rights of recovery and other claims of any nature in favor of the Seller to the extent related to any Excluded Asset or any Excluded Liability.

Section 2.3     Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Buyer shall assume effective as of the Closing, and from and after the Closing the Buyer shall pay, discharge or perform when due, as appropriate, the following Liabilities of the Business (collectively, the “Assumed Liabilities”):

(a)     Current Liabilities, solely to the extent included in the computation of Closing Working Capital;

(b)     all Liabilities in respect of the Assigned Contracts required to be performed after the Closing Date;

(c)     all Liabilities in respect of the Leases required to be performed after the Closing Date; and

(d)     all Liabilities associated with or relating to the ownership or operation of the Purchased Assets and the operation of the Business to the extent related to facts, circumstances or conditions arising after the Closing Date.

Section 2.4     Excluded Liabilities. The Buyer shall not assume any Liabilities of the Seller other than the Assumed Liabilities (such unassumed Liabilities, the “Excluded Liabilities”), including, but not limited to:

(a)     all Liabilities for Taxes relating to the Business or the Purchased Assets for any Pre-Closing Tax Period, except to the extent taken into account in the computation of Closing Working Capital;

(b)     all Liabilities in respect of the Excluded Assets;

(c)     any Liability under any indemnification or other obligation pursuant to any Lease that arises from or relates to any Excluded Liability;

(d)     all Liabilities owed by the Seller to any of its Affiliates;

(e)     any Liabilities relating to the Benefit Plans (including any Liability or obligation under, or related to, Title IV of ERISA);

(f)     all Liabilities relating to accrued and unpaid sick hours and personal holiday time for all Business Employees;

(g)     any indebtedness for borrowed money or guarantees thereof outstanding as of the Closing Date;

(h)     all Liabilities of the Seller relating to or arising from misclassification of any person as an independent contractor or as an exempt (vs. non-exempt employee), including but not limited to Liabilities for overtime wages, Benefit Plans and payments of employment-related or other Taxes or penalties, including, but not limited to, those Taxes or penalties related to or concerning Section 4980H of the Code;

(i)     all Liabilities with respect to any Action to the extent such Action is caused by or arises out of facts, circumstances or conditions existing on or prior to the Closing Date;

(j)     any Liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including but not limited to all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by the Seller in connection with this Agreement, any Ancillary Agreement and the transactions contemplated hereby or thereby; and

(k)     any Liability of the Seller under this Agreement, any Ancillary Agreement or under any side agreement between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement.

Section 2.5     Purchase Price.

(a)     The consideration to be paid by the Buyer to the Seller for the Purchased Assets (the “Purchase Price”) shall be comprised of (i) an amount equal to $5,000,000, subject to adjustment in accordance with Section 2.6, plus (ii) the amount of any Earnout Payment that becomes due and payable in accordance with Section 2.7. The Purchase Price shall be payable in accordance with Section 2.5(b). The Purchase Price shall be allocated among the Purchased Assets in accordance with the Preliminary Allocation Schedule and the Final Allocation. For the avoidance of doubt, the Deposit shall be applied in partial satisfaction of the Purchase Price at the Closing.

(b)     Closing Date Payments. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall pay the Purchase Price to the Seller, as follows (provided that the Earnout Payment, if any, shall be paid when, as and if such amount becomes payable in accordance with Section 2.7):

(i)     the Buyer shall deliver to the Seller an amount in cash equal to $550,000 (the “Closing Date Payment”) to an account or accounts designated in writing by the Seller in accordance with the funds flow memorandum prepared by Seller not less than three (3) Business Days prior to the Closing Date;

(ii)     the Buyer shall deposit with the Escrow Agent an amount by wire transfer of immediately available funds equal to the Escrow Amount, such deposit to constitute an escrow fund to be governed by the terms set forth in this Agreement and the Escrow Agreement. The Escrow Amount (plus any interest, dividends and income earned on such Escrow Amount in accordance with the terms of the Escrow Agreement, at any time of determination, the “Escrow Account”) shall be available to compensate the Buyer Indemnified Parties for any claims by such Persons for any Losses suffered or incurred by them and for which they are entitled to recovery under this Agreement, including in accordance with Section 2.6. The parties shall instruct the Escrow Agent to release the Escrow Account in accordance with Section 8.7 and the Escrow Agreement. The fees and expenses of the Escrow Agent shall be borne one-half by the Seller and one-half by the Buyer; and

(iii)     the Buyer shall deliver the remainder of the Purchase Price, minus the Deposit, by issuing a secured promissory note, evidencing the two equal subsequent payments on or before twelve (12) months and twenty-four (24) months from the Closing Date, at an interest rate equal 10% per annum, in the form attached hereto as Exhibit A (the “Buyer Secured Note”).

Section 2.6     Purchase Price Adjustment.

(a)     Within 60 days after the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Seller a statement (the “Statement of Working Capital”) setting forth the Buyer’s calculation of the Working Capital, in each case as of the close of business on the Closing Date (the “Closing Working Capital”).

(b)     Upon receipt from the Buyer, the Seller shall have 30 days to review the Statement of Working Capital (the “Review Period”). If the Seller disagrees in good faith with the Buyer’s computation of Closing Working Capital, the Seller may, on or prior to the last day of the Review Period, deliver a notice to the Buyer (the “Notice of Objection”), which sets forth its objections to the Buyer’s calculation of Closing Working Capital; provided, however, that the Notice of Objection shall include only objections based on (i) non-compliance with the accounting principles used in preparation of the Closing Working Capital, or (ii) mathematical or factual errors in the computation of Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which the Seller disagrees, together with a detailed explanation of the reasons for disagreement with each such item or amount, and shall set forth the Seller’s calculation of Closing Working Capital based on such objections. To the extent not set forth in the Notice of Objection, the Seller shall be deemed to have agreed with the Buyer’s calculation of all other items and amounts contained in the Statement of Working Capital.

(c)     Unless the Seller delivers the Notice of Objection to the Buyer within the Review Period, the Seller shall be deemed to have accepted the Buyer’s calculation of Closing Working Capital and the Statement of Working Capital shall be final, conclusive and binding on the parties hereto. If the Seller delivers the Notice of Objection to the Buyer within the Review Period, the Seller and the Buyer shall, during the 30 days following such delivery or any mutually agreed extension of such time period, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, the Buyer and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to the San Juan, Puerto Rico office of BDO USA, LLP (the “Independent Expert”) or, if such firm is unwilling or unable so to act, each of the Buyer and the Seller shall select one such firm and those two firms shall select a third firm, which third firm shall be the “Independent Expert.” The parties shall instruct the Independent Expert promptly to review this Section 2.6 and to determine, solely with respect to the disputed items and amounts so submitted, whether and to what extent, if any, the Closing Working Capital set forth in the Statement of Working Capital requires adjustment. The Independent Expert shall base its determination solely on written submissions by the Buyer and the Seller and not on an independent review. The Buyer and the Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to the Buyer and the Seller, as promptly as practicable but in no event later than 45 days after its retention, a written report that sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided, however, that with respect to each disputed item in relation to the computation of the Closing Working Capital, the Independent Expert shall adopt the position of either the Seller or the Buyer with respect to such item. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

(d)     Within three Business Days after Closing Working Capital has been finally determined pursuant to this Section 2.6:

(i)     if the Closing Working Capital is less than the Target Working Capital, then Seller and the Buyer shall jointly instruct the Escrow Agent to release to the Buyer from the Escrow Account, as an adjustment to the Purchase Price, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the difference between the Target Working Capital and Closing Working Capital, and any and all remaining amounts in the Escrow Account, if any, shall be available for recovery pursuant to any indemnification claim pursuant to Section 8.2 below; provided that if the amount equal to the difference between the Target Working Capital and Closing Working Capital is greater than the Escrow Amount, Seller shall pay to the Buyer, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the amount that is greater than the Escrow Amount; and

(ii)     if the Closing Working Capital exceeds the Target Working Capital, the Buyer shall pay to the Seller, in the manner and with interest as provided in this Section 2.6, an amount of cash equal to the difference between the Target Working Capital and the Closing Working Capital, and the Buyer and the Seller shall jointly instruct the Escrow Agent to release any and all amounts in the Escrow Account to the Seller.

(e)     Any payment required to be made pursuant to Section 2.6(d) shall be made by the party required to make such payment by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such payment at least one Business Day prior to such transfer. The amount of any such payment shall bear interest if it is not paid within 90 days of the Closing Date, in which case, the amount of such payment shall bear interest from the 91st day to but excluding the date of payment at a rate per annum equal to the “prime rate” as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the period from the Closing Date to but excluding the date of payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

Section 2.7     Earnout Payment.

(a)     Definitions. For purposes of this Section 2.7, the following terms shall have the meanings provided below:

(i)     “Earnout Payment” shall mean the amount, if any, equal to the amount determined and payable pursuant to Section 2.7(b).

(ii)     “Earnout Period” means the calendar year of 2019.

(iii)     “Net Revenue” means an amount equal to (A) the revenue of the Business LESS (B) any traffic acquisition costs, prepared in accordance with GAAP.

(iv)     “Net Revenue Cap” means an amount equal to $4,700,000.

(v)     “Net Revenue Target” means an amount equal to $4,200,000.

(b)     Calculation of the Earnout Payment. The Earnout Payment shall be determined as follows:

(i)     In the event the Net Revenue exceeds the Net Revenue Target for the Earnout Period, the Earnout Payment paid to the Seller shall be an amount equal to $1 for each additional $1 of Net Revenue above the Net Revenue Target but not exceeding the Net Revenue Cap. For the avoidance of doubt, the calculation of the Earnout Payment shall not include any amounts with respect to Net Revenue that is above the Net Revenue Cap.

(ii)     In the even the Net Revenue fails to meet the Net Revenue Target for the Earnout Period, the Earnout Payment paid to the Seller shall be zero dollars.

(iii)    Notwithstanding anything to the contrary in this Section 2.7, in no event shall the total Earnout Payment exceed $500,000.

(c)     Delivery of the Earnout Payment. In the event the amount of the Earnout Payment for the Earnout Period finally determined pursuant to Section 2.7(b) is greater than zero dollars, within ten (10) Business Days after such final determination, the Buyer shall pay the Earnout Payment to the Seller in cash to an account or accounts designated in writing by the Seller.

Section 2.8     Allocation of Purchase Price. Between signing and Closing, the parties will determine a mutually agreeable preliminary proposed allocation of the Purchase Price (and liabilities treated as assumed for Tax purposes and other capitalized costs) among the Purchased Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Preliminary Allocation Schedule”). The Seller shall deliver a proposed final allocation to the Buyer not later than 30 days following the final resolution of the Closing Working Capital pursuant to Section 2.6 which shall be consistent in all material respects with the Preliminary Allocation Schedule. If the Buyer and the Seller agree upon such proposed allocation, then such proposed allocation shall become the final allocation (the “Final Allocation”). If the Buyer raises any objections in respect of the proposed allocation, then the Buyer and the Seller shall negotiate in good faith until they will have resolved all such objections and the so negotiated allocation shall become the Final Allocation. The Seller and the Buyer and their respective Affiliates shall report, act and file Tax Returns (including Internal Revenue Service Form 8594) in all respects and for all Tax purposes consistent with such Final Allocation. The Buyer shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as the Seller may reasonably request to prepare such Final Allocation. Neither the Seller nor the Buyer (nor their respective Affiliates) shall take any Tax position (whether in audits, Tax Returns or otherwise) that is inconsistent with such Final Allocation unless required to do so by applicable Law. If, after the proposed allocation becomes the Final Allocation, any event occurs that will result in an adjustment of the Purchase Price (including pursuant to Section 2.6 or pursuant to Article VII), then the Buyer and the Seller shall amend the Final Allocation accordingly.

ARTICLE III
CLOSING

Section 3.1     Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place by facsimile or email transmission of executed copies of this Agreement and all of the Ancillary Agreements on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties hereto to consummate the transactions contemplated hereby or such other date as the parties mutually agree (the “Closing Date”). All documents delivered and actions taken at the Closing will be deemed to have been delivered or taken simultaneously at 11:59 p.m. Pacific Time on the Closing Date.

Section 3.2     Deliveries by the Seller at the Closing. At the Closing, the Seller shall deliver to the Buyer the following:

(a)     the Purchased Assets;

(b)     a Bill of Sale and Assignment and Assumption Agreement in form and substance acceptable to the Buyer (the “Bill of Sale”), duly executed by the Seller;

(c)     Trademark Assignments in form and substance acceptable to the Buyer (the “Trademark Assignments”), duly executed by the Seller;

(d)     Domain Name Assignments in form and substance acceptable to Buyer (the “Domain Name Assignments”), duly executed by the Seller;

(e)     any other assignments that may be required to transfer title of Business Intellectual Property to the Buyer (the “IP Assignments”), duly executed by the Seller;

(f)     an Assignment and Assumption of Lease with respect to each Lease (the “Assignments and Assumptions of Lease”), duly executed by the Seller;

(g)     an Escrow Agreement in form and substance acceptable to the Buyer (the “Escrow Agreement”), duly executed by the Seller and the Escrow Agent;

(h)     evidence of the termination of the Technology Support and General Advertising Services Agreement dated October 26, 2018 by and between Buyer and Seller (the “General Advertising Services Agreement”), in form and substance acceptable to the Buyer, duly executed by the Seller;

(i)     the third party consents specified on Section 3.2(i) of the Seller Disclosure Schedule, which consents shall have not been rescinded, in form and substance acceptable to the Buyer;

(j)     a Security Agreement substantially in the form attached hereto as Exhibit B (the “Security Agreement”), duly executed by the Seller;

(k)     all documentation necessary or desirable to obtain releases of all Liens, including appropriate UCC termination statements, in each case in form and substance satisfactory to the Buyer;

(l)     evidence of the termination of any Related Party Contracts related to the Purchased Assets, in form and substance acceptable to the Buyer;

(m)     a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations, duly executed by the Seller;

(n)     copies of resolutions of the shareholders and board members of Seller duly authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by an officer of the Seller;

(o)     a Certificate of Secretary or Assistant Secretary of Seller, as to the incumbency of the officers executing this Agreement and the genuineness of their signatures;

(p)     evidence of the timely filing of all required proxy statements or other filings with any applicable exchange, the Securities and Exchange Commission or any other Governmental Entity; and

(q)     such other documents as may be reasonably requested by the Buyer to consummate the transactions contemplated herein.

Section 3.3     Deliveries by the Buyer at the Closing. At the Closing, the Buyer shall deliver to the Seller the following:

(a)     the Closing Date Payment;

(b)     the Buyer Secured Note;

(c)     the Bill of Sale, duly executed by the Buyer;

(d)     the Assignment and Assumption Agreement, duly executed by the Buyer;

(e)     the Trademark Assignments, duly executed by the Buyer;

(f)     the Domain Name Assignments, duly executed by the Buyer;

(g)     the Security Agreement, duly executed by the Buyer;

(h)     the IP Assignments, duly executed by the Buyer;

(i)     the Assignments and Assumptions of Lease, duly executed by the Buyer;

(j)     the Escrow Agreement, duly executed by the Buyer;

(k)     evidence of the termination of the General Advertising Services Agreement, duly executed by the Buyer;

(l)     resolutions of the member or managers of Buyer, as applicable, certified by the Secretary or Assistant Secretary of Buyer, approving and authorizing the execution, delivery and performance of this Agreement, the Buyer Secured Note and the Ancillary Agreements and the consummation of the transactions contemplated hereby; and

(m)     a Certificate of Secretary or Assistant Secretary of Buyer, as to the incumbency of the officers executing this Agreement and the genuineness of their signatures.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof (or if made as of a specified date, as of such date), except as set forth in either the Seller’s public filings with the Securities and Exchange Commission or the disclosure schedule dated and delivered as of the date hereof by the Seller to the Buyer (collectively, the “Seller Disclosure Schedule”).

Section 4.1     Organization and Good Standing. The Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Seller has all requisite power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification (in the case of good standing, to the extent such state recognizes such concept), except where the failure to be so qualified would not have a Material Adverse Effect.

Section 4.2     Authority and Enforceability. The Seller has the requisite power and authority to enter into this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, subject to obtaining irrevocable written consents approving the transactions contemplated by this Agreement from the holders of at least a majority of the shares of Seller’s capital stock entitled to vote thereon (the “Stockholder Written Consent”) and the filing of an information statement (the “Information Statement”) pursuant to Rule 14c-2 under the Exchange Act of 1934, as amended (the “Exchange Act”) with the Securities and Exchange Commission (the “SEC”) and delivery of such Information Statement to Seller’s stockholders. The execution and delivery by the Seller of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary entity action on the part of the Seller, subject to obtaining the Stockholder Written Consent and the filing of the Information Statement with the SEC, and the delivery of such Information Statement to Seller’s stockholders. This Agreement has been, and upon execution the Ancillary Agreements will be, duly executed and delivered by the Seller that is a party hereto and thereto and, assuming the due authorization, execution and delivery hereof and thereof by each of the other parties hereto, this Agreement constitutes, and upon execution the Ancillary Agreements will (subject to obtaining the Stockholder Written Consent and the filing of the Information Statement with the SEC, and the delivery of such Information Statement to Seller’s stockholders) constitute, legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar Laws and for the availability of injunctive relief and other equitable remedies.

Section 4.3     Noncontravention. Except as set forth in Section 4.3 of the Seller Disclosure Schedule, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller does not and will not (a) conflict with the certificate of incorporation, bylaws or other constituent or governing documents of the Seller, (b) violate any Law or Order applicable to the Seller, the Business or any of the Purchased Assets or Assumed Liabilities or by which the Seller, the Business or any of the Purchased Assets or Assumed Liabilities may be bound or affected, or (c) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or give to any Person any rights of termination, acceleration, modification or cancellation of, any Contract or Lease included in the Purchased Assets or Assumed Liabilities.

Section 4.4     Governmental Approvals. No Permit or Order of, registration, declaration or filing with, or notice to, any Governmental Entity is required by the Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby or in order to prevent the termination of any right, privilege, license or qualification of the Business.

Section 4.5     SEC Filings; Financial Statements; No Undisclosed Liabilities.

(a)     Set forth in Section 4.5(a) of the Seller Disclosure Schedule are (a) the reviewed unaudited balance sheets of the Business as of December 31, 2018 (the “Balance Sheet Date”) and as of January 31, 2019 (January 31, 2019 shall be referred to herein as the “Interim Balance Sheet Date”) and (b) the related statements of income for the fiscal period ended on such dates (collectively, the “Financial Statements”). The Financial Statements have been prepared from the Books and Records and fairly present in all material respects the financial position of the Business as of the indicated dates and the results of operations and cash flows of the Business for the specified periods in accordance with GAAP subject to, in the case of Financial Statements referred to in the immediately preceding clause (b), normal period-end audit adjustments and the absence of notes.

(b)     The Business does not have any Liabilities of any nature that are required to be set forth on the face of an audited consolidated balance sheet (excluding any note disclosure) prepared in accordance with GAAP, except for Liabilities (i) reflected on the Financial Statements, (ii) incurred in the ordinary course of business since the Interim Balance Sheet Date or which would be included in Working Capital, (iii) that would not reasonably be expected to be, individually or in the aggregate, material to the Business or (iv) incurred in connection with the transactions contemplated hereby.

Section 4.6     Taxes. With respect to Taxes:

(a)     the Seller has filed (or caused to be filed) all Tax Returns that it was required to file. All such Tax Returns were true and correct in all material respects. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. The Seller has paid all Taxes due under the Tax Returns.  There are no Liens for Taxes upon any of the Purchased Assets. The Seller has withheld and paid (or caused to be withheld and paid) all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party;

(b)     there is no material dispute or claim concerning any Tax liability of the Seller claimed or raised by any authority in writing;

(c)     the Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(d)     no Governmental Entity of a jurisdiction in which the Seller does not file Tax Returns has notified the Seller that it may be liable to file Tax Returns in such jurisdiction; and

(e)     the Seller does not have any Liability for the Taxes of any Person (other than of the Seller) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise.

Section 4.7     Compliance with Law. The Seller is in compliance in all material respects with all Laws applicable to the Business and the Publication. No Action is pending or, to the Knowledge of the Seller, threatened against the Seller alleging failure to comply with any Law.

Section 4.8     Business Permits.

(a)     The Seller owns or holds all material Permits required for the operation of the Business as currently conducted or for the ownership and use of the Purchased Assets. Section 4.8(a) of the Seller Disclosure Schedule sets forth a list of all such material Permits (the “Business Permits”).

(b)     Except as disclosed in Section 4.8(b) of the Seller Disclosure Schedule, each Business Permit, (i) is owned, held or lawfully used by the Seller in the operation of the Business, and (ii) is valid and in full force and effect. The Seller has not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Business Permit. The Seller is not in default, nor has the Seller received written notice of any claim of default, with respect to any Business Permit.

Section 4.9     Title to Personal Properties; Condition of Tangible Assets; Sufficiency of Assets.

(a)     Except as set forth on Section 4.9 of the Seller Disclosure Schedule, the Seller has good title to all its respective personal property and assets included in the Purchased Assets that it purports to own, free and clear of all Liens.

(b)     All Purchased Assets, in the aggregate, that are tangible property are in such operating condition and repair (subject to normal wear and tear), that they are, taken as a whole, usable to conduct the Business as it is currently being conducted;

(c)     The Seller owns or leases all machinery, equipment and other tangible assets necessary for the conduct of the Business in all material respects, as conducted as of the date hereof and all such machinery, equipment and other tangible assets are included in the Purchased Assets.

(d)     The Purchased Assets, along with the Excluded Assets, constitute all of the rights, property, assets and services reasonably necessary to operate the Business in substantially the same manner immediately after the Closing as operated immediately prior to the Closing.

Section 4.10     Real Property.

(a)     None of the real property used in the Business is owned by the Seller nor has the Seller ever owned any real property with respect to the operation of the Business. All real property used in the Business is leased pursuant to the Leases. Other than the Leases, the Seller does not have any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings.

(b)     Section 4.10(b) of the Seller Disclosure Schedule sets forth the address of each parcel of Leased Real Property. A true and complete copy of each of the Leases has been made available to the Buyer. With respect to each of the Leases:

(i)     the Seller has a valid leasehold estate in the Leased Real Property subject to such Lease, free and clear of all Liens;

(ii)     such Lease is in full force and effect, the applicable Seller is not in material breach of or default under any such Lease, the Seller has not received any written notice of a breach of default thereunder, and to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute a breach or default thereunder;

(iii)     except for those Leases for which consents to the transactions contemplated hereby are obtained, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing;

(iv)     the full amount of security required under each Lease is on deposit thereunder;

(v)     the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest, in the Seller;

(vi)     the Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(vii)     the Seller has not collaterally assigned such Lease or granted any other Lien, on its leasehold interest under any Lease; and

(viii)    to the Knowledge of the Seller, the Seller’s use of and all improvements on the Leased Real Property conform in all material respects to applicable Laws and the Seller has not received any written notice of any violation of any such Laws.

(c)     The Seller has not received any written notice from any Governmental Entity regarding a violation of any Law relating to the Leased Real Property.

(d)     The Leased Real Property is in a condition sufficient for the operation of the Business as currently conducted.

Section 4.11     Intellectual Property.

(a)     Seller does not own any Intellectual Property that is used the Business, other than the Owned Intellectual Property.

(b)     Section 4.11(b) of the Seller Disclosure Schedule (1) identifies all Owned Intellectual Property, and (2) identifies each material license, agreement or other permission that the Seller has granted to any third party with respect to any of its Owned Intellectual Property. With respect to each item of Owned Intellectual Property identified in Section 4.11(b) of the Seller Disclosure Schedule:

(i)     the Seller possesses all right, title and interest in and to the item, free and clear of all Liens, licenses or other restrictions;

(ii)     no loss or expiration of the item is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms;

(iii)     all filing, examination, issuance, post registration, and maintenance fees associated with or required for a period of one (1) year after the Closing Date with respect to any of the Intellectual Property have been or will be paid;

(iv)     the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(v)     no Action is pending, or to the Knowledge of the Seller, except as listed on Section 4.11(b)(v) of the Seller Disclosure Schedule, is threatened that challenges the legality, validity, enforceability, use or ownership of the item;

(vi)     the Seller has enforced all of its rights under the Owned Intellectual Property, as applicable; and

(vii)    the Seller is not currently a party to any agreement to indemnify any Person for or against any interference, infringement or misappropriation with respect to the item.

(c)     Section 4.11(c) of the Seller Disclosure Schedule (1) identifies all Licensed Intellectual Property, and (2) identifies each license agreement related to the Seller’s right to use such Licensed Intellectual Property. The Seller is in compliance, in all material respects, with all applicable terms and requirements of each such license agreement, and each license agreement is legal, valid, and binding on the Seller and, to the Knowledge of the Seller, on the other party thereto, enforceable in accordance with its terms, and is in full force and effect. The license agreements held by the Seller to use the Licensed Intellectual Property in the Business that are included as Assigned Contracts are transferrable.

(d)     To the Knowledge of Seller, the Owned Intellectual Property, Licensed Intellectual Property and the conduct of the Business are not interfering with, infringing upon or misappropriating any Intellectual Property rights of third parties. The Seller is not aware of any potential interference, infringement, or misappropriation of any Intellectual Property rights of third parties by the Owned Intellectual Property, Licensed Intellectual Property or the conduct of the Business. The Seller has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation and have not been subject to or currently involved in a reissue, reexamination, opposition, or cancellation proceeding (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller, no third party is interfering with, infringing upon or misappropriating any Intellectual Property rights of the Seller with respect to the Owned Intellectual Property or the Licensed Intellectual Property.

(e)     Except as set forth in Section 4.11(e) of the Seller Disclosure Schedule, neither the Seller nor any Person acting on the Seller’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by the Seller (the “Seller Source Code”). Except as set forth in Section 4.11(e) of the Seller Disclosure Schedule, to the Knowledge of Seller, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Seller of any Seller Source Code. Seller Source Code includes any software source code of any Owned Intellectual Property or Licensed Intellectual Property.

(f)     No Incorporated Open Source Software in any way infringes or misappropriates the Intellectual Property rights of any third party. The Seller’s use and/or distribution of each component of Incorporated Open Source Software with or in software products complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Owned Intellectual Property or obligations for the Seller with respect to any Owned Intellectual Property, including without limitation any obligation to disclose or distribute any such Owned Intellectual Property in source code form, to license any such Owned Intellectual Property for the purpose of making derivative works, or to distribute any such Owned Intellectual Property without charge.

Section 4.12     Absence of Certain Changes, Events and Conditions. Since the Balance Sheet Date, the Seller has conducted the Business in the ordinary course of business consistent with past practice (in all material respects), and other than events occurring in the ordinary course of business consistent with past practice, there has not been any:

(a)     event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)     material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)     material change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)     incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(e)     transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the balance sheet, except for the sale of inventory in the ordinary course of business;

(f)     cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(g)     material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(h)     material capital expenditures for the Business;

(i)     (1) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any current or former employees, officers, directors, managers, independent contractors or consultants of the Business, other than as provided for in any written agreements or required by applicable Law, (2) change in the terms of employment for any employee of the Business or any termination of any employees for which the aggregate costs and expenses exceed $10,000 annually, or (3) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, consultant or independent contractor of the Business;

(j)     adoption, modification or termination of any: (1) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant of the Business, (2) Benefit Plan, or (3) collective bargaining or other agreement with a union, in each case whether written or oral;

(k)     any loan to (or forgiveness of any loan to), or entry into any other transaction with, any current or former directors, officers or Business Employees; or

(l)     any Contract or Lease to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.13     Contracts.

(a)     Section 4.13(a) of the Seller Disclosure Schedule sets forth the following Contracts that relate to the Business to which the Seller is party, or by which the Seller or the Purchased Assets are bound:

(i)     any Collective Bargaining Agreement;

(ii)     all Contracts relating to or evidencing indebtedness of the Business or the Seller in connection with the Business, including grants of security interests, notes, debentures, bonds, letters of credit, loans (other than to employees for travel expenses in the ordinary course of the Business), or guarantees, pledges or undertakings of the indebtedness of any other Person;

(iii)     any partnership, joint venture or similar Contract;

(iv)     all Contracts that relate to the Business that materially limit or purport to materially limit the ability of the Seller to conduct the Business, or any material portion thereof, in any geographic area or during any period of time that would be binding on the Buyer following the Closing;

(v)     any Contracts that contain provisions requiring the Seller to (x) purchase or sell a minimum quantity of goods or services (y) deal exclusively with the applicable counterparty to such Contract, or (z) contain a “most favored customer” or similar provision;

(vi)     Contracts (including each material license, agreement, or other permission related to the Business that the Seller has granted to any third party with respect to any of its Owned Intellectual Property) that, by their terms, provide for, or that, to the Knowledge of the Seller, are expected to involve, payment or receipt by the Seller of aggregate annual payments to or from the Seller in excess of $25,000;

(vii)     any Contracts for the purchase or sale of goods or services which are not terminable without penalty upon sixty (60) days’ or less notice, except for Contracts that do not contain provisions requiring the Seller to (x) purchase or sell a minimum quantity of goods or services or (y) deal exclusively with the applicable counterparty to such Contract;

(viii)     any Contract under which the amount payable by the Seller or the Business is dependent on the revenues or income or similar measure of any portion of the Business, or in which the Seller or the Business is obligated to pay royalties, commissions or similar payments to any Person;

(ix)     any Contract that contains or provides for an undertaking by the Seller to pay any liquidated damages, material fee or penalty in the event of any breach, failure to perform or late performance of such Contract; and

(x)     any other Contract that is material to the Business, taken as a whole.

(b)     Each Contract listed or required to be listed in Section 4.13(a) of the Seller Disclosure Schedule (collectively, the “Material Contracts”), is legal, valid, and binding on the Seller and, to the Knowledge of the Seller, on the other party thereto, enforceable in accordance with its terms, and is in full force and effect. Neither the Seller nor, to the Knowledge of the Seller, any other party is in material breach or default of such Material Contract, nor does there exist any event which, with or without notice or lapse of time or both, would constituted a default or event of default under such Material Contract, and the Seller has not received notice (written or, to the Knowledge of the Seller, oral) nor delivered notice (written or, to the Knowledge of the Seller, oral) to another party alleging any default under, or failure to comply with any material term of any Material Contract. Neither the Seller nor, to the Knowledge of the Seller, any other party has repudiated any material provision of any Material Contract.

Section 4.14     Litigation. Except as set forth on Section 4.14 of the Seller Disclosure Schedule, there is (a) no Action pending or, to the Knowledge of the Seller, threatened against the Seller, and (b) no Action pending, or to the Knowledge of the Seller, threatened against the Seller, that (i) would materially adversely affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby, or (ii) would result in any Liabilities to the Seller, the Buyer, the Purchased Assets or the Business. To the Knowledge of the Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. There are no outstanding Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Seller, the Purchased Assets or the Business. To the Knowledge of the Seller, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Orders, judgments, penalties or awards.

Section 4.15     Employee Benefits.

(a)     Section 4.15(a) of the Seller Disclosure Schedule lists each Benefit Plan. A copy of (i) each Benefit Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, together with, if applicable, the last three (3) recently filed annual reports on Form 5500 prepared in connection with any such Benefit Plan; (ii) copies of any summary plan descriptions, summaries of material modifications, employee handbooks or written policies for any Benefit Plan provided to participants; (iii) where the Benefit Plan has not been reduced to writing, a current written summary of all material plan terms; (iv) in the case of any Benefit Plan that is intended to be qualified under section 401(a) of the Code (“Qualified Plan”), a copy of the most recent determination, opinion and advisory letters, if any, from the IRS; (v) copies of any notices, letters or other correspondence from the IRS, Department of Labor or other Governmental Entity relating to the Benefit Plan; and (vi) any other material document or information reasonably requested by the Buyer prior to Closing, has been (or will be) provided to the Buyer.

(b)     Neither the Seller nor any ERISA Affiliate has had any Liabilities or obligations under or relating to sections 302 or 303 of ERISA, Title IV of ERISA or sections 412 or 430 of the Code. Neither the Seller nor any ERISA Affiliate has ever maintained or contributed to, or has any Liabilities or obligations with respect to, any Benefit Plan or any other plan or arrangement (i) subject to Title IV of ERISA or section 412 of the Code, (ii) a multiemployer plan, as described in section 3(37) of ERISA or Title IV of ERISA, whether or not governed by the provisions of ERISA, (iii) subject to an obligations or Liabilities in accordance with an agreement with a union or under any Collective Bargaining Agreement, or (iv) that is or has been a “multiple employer welfare arrangement” or a “multiple employer plan” as described in either section 3(40) of ERISA or section 413(c) of the Code.

(c)     Each Qualified Plan is so qualified in form and operation, and has (i) been timely amended since inception as required by the Code or other applicable Law and has received a determination letter or is subject to an opinion (or similar) letter to that effect from the IRS and (ii) no favorable determination letter (or if applicable, opinion letter) has been revoked with respect to any Qualified Plan, and revocation has not been threatened, nor has any event nor any omission occurred that has affected (or could adversely affect) the qualification under Section 401(a) of the Code of each such Qualified Plan. No surrender charges or other fees or charges apply (or will apply) to any eligible rollover distributions under the Code from a Qualified Plan.

(d)     Each Benefit Plan has been established, maintained, funded, and administered in all respects in compliance with its terms and all Laws. No Actions, claims, disputes, audits, inquiries, reviews, or demands have occurred, are pending, anticipated or threatened from any Governmental Entity or any other Person with respect to any Benefit Plan (other than routine claims for benefits). No Benefit Plan is subject to any Laws outside of the United States, and no asset of the Business is subject to any Lien under any Law, including ERISA, and neither the Seller nor any ERISA Affiliates have incurred any Liability under Title IV of ERISA or any Law with respect to any Benefit Plan.

(e)     On an after Closing, the Buyer will have no Liabilities or obligations under (or with respect to) any Benefit Plan, except as expressly provided in this Agreement. No act or omission has occurred and no condition exists with respect to any Benefit Plan that would subject the Buyer or the Business to any fine, penalty, tax or Liabilities of any kind imposed under ERISA or the Code on or following the Closing. No Liabilities with respect to Benefit Plans, contingent or otherwise, shall affect any of the Purchased Assets, including subjecting such Purchased Assets or any assets of the Business to any Lien, attachment, forfeiture, seizure liquidation or use as collateral.

(f)     No Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) or severance or similar benefits for any Person or dependent or beneficiary of any Person after such Person’s retirement or other termination of employment except as may be required by COBRA or other applicable Law, and there has been no communication to any Person that could reasonably be expected to promise or guarantee any such benefits. No Benefit Plan that is a group health plan, as described in section 5001(b) of the Code, has been self-insured.

(g)     With respect to each Benefit Plan, all payments, premiums and contributions due on or before the date of this Agreement were timely and properly withheld, if applicable, and paid, and with respect to any such payments, premiums or other contributions required that are not yet due, to the extent required by GAAP, adequate reserves are reflected on the financial statements of the Seller.

(h)     The Seller and its ERISA Affiliates have complied in all material respects with COBRA, Section 4980B of the Code and the Patient Protection and Affordable Care Act, Public Law 111-148, as amended (“PPACA”), and neither the Seller nor its ERISA Affiliates have incurred (or will incur) any material penalty or Taxes under the Code, ERISA or otherwise with respect to COBRA or PPACA; provided, however that the Seller has in all instances in the last thirty six (36) months reserved the right to provide an administrative fee of two percent (2%) or fifty percent (50%), as applicable under COBRA.

(i)     Neither the Seller nor any of its ERISA Affiliates has ever incurred or will incur, either directly or indirectly, any Liabilities or obligations under or related to section 409A of the Code, and no Benefit Plan provides deferral of compensation (as defined in Treasury Regulation section 1.409A-1(b)(1)), except for any Qualified Plan. None of the assets of any Benefit Plan are or have been invested in any property constituting employee real property or any employee security within the meaning of section 407(d) of ERISA.

Section 4.16     Labor and Employment Matters.

(a)     Section 4.16(a) of the Seller Disclosure Schedule contains a list of (1) all persons who are independent contractors, consultants, leased employees, or other servants or agents of the Business, classified by the Seller as other than employees or compensated other than through wages paid by the Seller and reported on a Form W-2 or W-3 (collectively, “Contingent Workers”), including the terms of their engagement, location and compensation, and (2) all persons who are Business Employees, on a full-time or part-time basis, as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part-time); (iii) commencement date of their employment; (iv) location; (v) current classification status as an exempt or non-exempt employee (vi) current annual base compensation rate; (vii) commission, bonus or other incentive-based compensation; (viii) a description of the fringe benefits provided to each such individual as of the date hereof, and (ix) accrued vacation hours, presented in hourly units and in dollar amounts based on the balance of such accrued vacation hours.

(b)     Except as set forth on Section 4.16(b) of the Seller Disclosure Schedule, the Seller is not a party to or bound by written agreement with any union, works council, or other Person purporting to act as exclusive bargaining representative of any Transferred Employees or Contingent Workers with respect to the wages, hours, or other terms and conditions of employment of any Transferred Employee or Contingent Worker (collectively, the “Collective Bargaining Agreements”).

(c)     Except as set forth on Section 4.16(c) of the Seller Disclosure Schedule, as of the date hereof, (i) no Business Employees are represented by a labor organization, (ii) there are no existing or, to the Knowledge of the Seller, threatened strikes, work stoppages, work slowdowns, lockouts or other material labor disputes related to the Business Employees, (iii) to the Knowledge of the Seller, there are no union organizational campaigns or decertification efforts in progress with respect to the Business Employees or any questions concerning representation with respect to such Business Employees, (iv) there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Seller, threatened against the Seller relating to the Business Employees with the National Labor Relations Board, and no Seller has engaged in any unfair labor practice, (v) there have been no plant closings as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local law (collectively, “WARN Act”) at a single facility, or one or more facilitates or operating units within a single site of employment, or a combined site of employment, in each case, relating to the Business, since January 1, 2013 or as a result of this Agreement, (vi) there is no material employment-related charge, action, proceeding, complaint, grievance, arbitration, investigation, inquiry or obligation of any kind relating to the Business Employees pending or, to the Knowledge of the Seller, threatened in any forum, relating to an alleged violation or breach by the Seller (or its officers, managers, directors, employees or representatives) of any law, regulation or contract, (vii) the Seller is not delinquent in any payments to any Business Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it, (viii) the Seller is, and at all times has been, in material compliance with the Immigration Reform Control Act of 1986, and (ix) Contingent Workers have been properly classified and treated them in accordance with applicable laws and for purposes of all employee benefit plans and perquisites.

(d)     Except as set forth on Section 4.16(d) of the Seller Disclosure Schedule, the Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Business Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, the payment of withholding taxes, leaves of absence and unemployment insurance. All Business Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified.

(e)     Section 4.16(e) of the Seller Disclosure Schedule lists any employment, severance, or termination agreements to which the Seller is party to or otherwise bound, whether written or oral, accruing to the benefit of any stockholder, director, officer, partner, employee, consultant or independent contractor of the Seller.

(f)     The Seller has materially complied with all the provisions of its employee handbook, including but not limited to, those pertaining to accrued and carryover paid time off.

(g)     Section 4.16(g) of the Seller Disclosure Schedule sets forth a list of all individuals previously employed by the Seller who have suffered an “employment loss” as defined by the WARN Act or who have been subject to any loss of employment for purposes of coverage under the WARN Act in the last five years, by name, single or combined site of employment, and the effective date of employment loss for each employee as defined by the WARN Act.

Section 4.17     Environmental Matters. Except as disclosed in Section 4.17 of the Seller Disclosure Schedule:

(a)     To the Knowledge of Seller, the Seller, the Business, the Leased Real Property, and the Purchased Assets are in compliance, in each case in all material respects, with all Environmental, Health and Safety Requirements, there are no contingent, unresolved or ongoing liabilities or obligations with respect to any prior violations of Environmental, Health and Safety Requirements, and there are no facts or circumstances which may give rise to any violation of, or liability under, Environmental, Health and Safety Requirements;

(b)     without limiting the generality of the foregoing, the Seller has obtained and is in compliance with, in each case in all material respects, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the operation of the Business, the use and operation of the Purchased Assets, and/or the ownership, occupancy, use and/or operation of the Leased Real Property and all such permits, licenses and other authorizations are in full force and effect; and

(c)     The Seller has not received any written notice or other written communication regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities, including any investigatory, remedial, or corrective obligations, relating to the Business, the Purchased Assets or the Leased Real Property arising under Environmental, Health and Safety Requirements other than any such matters that have been fully and finally resolved.

Section 4.18     Brokers. Except as set forth on Section 4.18 of the Seller Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Agreement based upon arrangements made by or on behalf of the Seller.

Section 4.19     Insurance. The Seller is presently covered by insurance in scope and amount customary and reasonable for the Business. Section 4.19 of the Seller Disclosure Schedule sets forth a list of all current policies of insurance covering the Business or the Purchased Assets and the scope and coverage of each such policy. With respect to each such insurance policy currently in effect: (a) the policy is legal, valid, binding on the Seller and, to the Knowledge of the Seller, on the other party thereto, enforceable in accordance with its terms, and in full force and effect, in all material respects; and (b) neither the Seller nor, to the Knowledge of the Seller, any other party to such policy is in breach or default (including with respect to the payment of premiums or the giving of notices). There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such insurance policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Seller has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such insurance policies, and true and complete copies of such insurance policies have been provided to the Buyer.

Section 4.20     Related Party Business Relationships. Except as set forth on Section 4.20 of the Seller Disclosure Schedule, (a) no present officer, director, or other management of the Seller (i) is, or within the past 12 months has been, party to any agreement, arrangement, contract, commitment or transaction with the Seller or the Purchased Assets or the Publication or involved in any business arrangement or relationship with the Seller, or (i) owns or has any interest in any asset or property, tangible or intangible, that is used in the Business, and (b) the Seller is not, or within the past 12 months has not been, party to any agreement, arrangement, contract, commitment or transaction with any of its Affiliates.

Section 4.21     Accounts Receivable. All accounts receivable of the Business arose in the ordinary course of business consistent with past practice and are subject to no valid setoffs or counterclaims other than as reflected in, and subject to any reserves in, the unaudited combined balance sheet as of the Interim Balance Sheet Date.

Section 4.22     Solvency.

(a)     The Seller is not now insolvent, nor will the Seller be rendered insolvent upon the consummation of the transactions contemplated hereby and by the Ancillary Agreements. As used herein, “insolvent” means that the sum of the liabilities of the Seller exceeds the fair present value of the Seller’s assets.

(b)     Immediately after giving effect to the consummation of the transactions contemplated hereby and by the Ancillary Agreements:

(i)     the present fair value of each of the Seller’s assets will not be less than the amount required to pay its probable liability on its existing debts as they become due in the ordinary course of business;

(ii)     the Seller will not have unreasonably small capital with which to conduct its present or proposed business; and

(iii)     the Seller does not intend to incur, or believe that it will incur, debts that would be beyond its ability to pay as such debts matured.

Section 4.23     Full Disclosure. No representation or warranty by the Seller in this Agreement and no statement contained in the Seller Disclosure Schedule or any certificate or other document furnished or to be furnished to the Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that each statement contained in this Article V is true and correct as of the date hereof (or if made as of a specified date, as of such date).

Section 5.1     Organization and Good Standing. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Buyer has the requisite limited liability company power to own, lease and operate their properties and to carry on its business as now being conducted, and are duly qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction in which they own or lease property or conduct any business so as to require such qualification, except where the failure to be so qualified would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 5.2     Authority and Enforceability. The Buyer has the requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and upon execution the Ancillary Agreements will be, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, this Agreement constitutes, and upon execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar Laws and for the availability of injunctive relief and other equitable remedies.

Section 5.3     Noncontravention. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Buyer does not and will not (a) conflict with the certificate of formation, operating agreement or other constitutive or governing documents of the Buyer, (b) violate any Law or Order applicable to the Buyer, or (c) result in any breach of, constitute a default under or give to any Person any rights of termination, acceleration, modification or cancellation of, any Contract or Lease to which the Buyer is a party except, in the case of the immediately preceding clauses (b) and (c), where such violation, breach, default, termination, acceleration, modification, or cancellation would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 5.4     Governmental Approvals. No Permit, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Buyer in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

Section 5.5     Litigation. There is no Action pending or, to the Knowledge of the Buyer, threatened against the Buyer in writing that (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on the Buyer or the Buyer’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 5.6     Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any of its Affiliates.

ARTICLE VI
COVENANTS

Section 6.1     Confidentiality. From and after the Closing Date, the Seller covenants that the Seller, its Affiliates, and their respective representatives shall not, except with the prior written consent of the Buyer, directly or indirectly, disclose confidential information or trade secrets relating to the Business, the Purchased Assets or the other parties hereto, unless (a) it is or becomes generally available to the public other than as a result of disclosure by the Seller or any of its Affiliates or representatives, (b) it is generally made available to third parties without limitations on its disclosure, or (c) disclosure is required by applicable Law. In the event the Seller is required by applicable Law to disclose any confidential information or trade secrets regarding the Business or the Purchased Assets, the Seller will, if permitted by applicable Law, notify the Buyer promptly so that the Buyer may seek a protective order or other appropriate remedy or, in the Buyer’s sole discretion, waive compliance with the terms of this Agreement (and if the Buyer seeks such an order, the Seller will not oppose such efforts and the Seller will, at the Buyer’s sole expense, provide such cooperation as the Buyer reasonably requests). In the event that no such protective order or other remedy is obtained, or if the Buyer waives compliance with the terms of this Agreement, and the Seller is nonetheless legally or contractually compelled to make such disclosures, the Seller will (a) furnish only that portion of the confidential information or trade secrets regarding the Business or the Purchased Assets that the Seller is required to furnish, (b) give the Buyer written notice of the disclosures to be made and (c) exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the information so disclosed.

Section 6.2     Consents and Filings; Public Announcements.

(a)     Within not less than four (4) days of the date of this Agreement, Seller shall file a Current Report on Form 8-K with the SEC regarding the execution of this Agreement and the material terms of such Agreement and filing such Agreement as an exhibit thereto.

(b)     Promptly following the date hereof, the Seller shall have obtained the Stockholder Written Consent. The Stockholder Written Consent shall, by its terms, provide that the Closing shall occur no earlier than the date that is twenty (20) calendar days after the Seller mails the definitive Information Statement to its stockholders.

(c)     As soon as reasonably practicable following the date of this Agreement, the Seller shall file a preliminary Information Statement with the SEC. As soon as reasonably practicable, the Seller shall (i) notify the Buyer of the receipt of any comments from the SEC with respect to the preliminary Information Statement and (ii) provide the Buyer with copies of all written correspondence between the Seller and the SEC with respect to the preliminary Information Statement.

(d)     The Seller shall file a definitive Information Statement with the SEC and mail the definitive Information Statement to its stockholders as soon as practicable following (i) the day that is ten (10) days after the filing of the preliminary Information Statement or (ii) the resolution of any comments from the SEC with respect to the preliminary Information Statement, whichever is later.

(e)     Prior to Closing, the Seller shall obtain audited financial statements of the Business for the period ending March 31, 2019.

(f)     Except as set forth in Section 6.2(a) or Section 6.2(b) above, neither the Buyer nor the Seller shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior written consent of the Buyer (in the case of press releases or public statements to be made by the Seller) or the Seller (in the case of press releases or public statements to be made by the Buyer); provided, however, that the Buyer or the Seller may, without such approval, make such press releases or other public announcement as it believes are required pursuant to any listing agreement with any national securities exchange or stock market, or applicable securities Laws, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.3     Employees.

(a)     The Buyer will or will cause an Affiliate to offer employment with a similar or comparable level of compensation (consisting of base compensation, commission rate and normal bonus opportunity) as that provided by the Seller on the Closing Date and at the same location as the Business Employee’s location as of the Closing Date (a “Minimum Offer”), commencing as of 12:01 a.m. on the day after the Closing Date, to each applicable Business Employee that is set forth on Section 6.3(a) of the Seller Disclosure Schedule, provided, however, that nothing contained in this Section 6.3 is intended to confer upon any Business Employee any right to continued employment after evaluation by the Buyer of its employment needs after the Closing Date.  Any Business Employee that is on authorized leave of absence, sick leave, short or long term disability leave or military leave as of the Closing Date that is offered employment by the Buyer upon such employee’s ability to return to active employment status shall be considered a Business Employee (and a Transferred Employee if such offer of employment is accepted) for purposes of determining such employee’s benefits, including, but not limited to, credits for service and for vacation hours.  The Business Employees who accept such an offer of employment by the Buyer and commence employment with the Buyer or any of its Affiliates are herein referred to as “Transferred Employees.”

(b)     The Buyer will credit each Transferred Employee with the vacation hours accrued and unpaid by such Transferred Employee as set forth on Section 6.3(a) of the Seller Disclosure Schedule. The Seller shall satisfy all obligations related to accrued and unpaid sick hours and personal holiday time for all Business Employees (regardless of whether or not any such Business Employee is a Transferred Employee).

(c)     The Seller will be liable for any claims made or incurred and any benefits accrued by Transferred Employees and their beneficiaries prior to the Closing Date under the Benefit Plans, and thereafter with respect to any claims made or incurred and any benefits accrued by Business Employees who are not Transferred Employees, and the Buyer will in either case have no Liability with respect thereto.

(d)     The Seller shall be responsible for satisfying obligations under COBRA to provide continuation coverage to or with respect to any Business Employee (and eligible dependents) with respect to any “qualifying event” occurring prior to the Closing Date.  The Buyer shall not be responsible for satisfying such COBRA obligations to or with respect to any Business Employees (or their eligible dependents) who do not accept a Minimum Offer.

(e)     The Buyer will not have any Liability or obligation, whether to Business Employees, former employees, their beneficiaries or any other Person, with respect to any Benefit Plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by the Seller or its Affiliates, except to the extent such Liabilities are included in the Closing Working Capital and except for vacation hours earned by Transferred Employees through the Closing Date.

(f)     For the avoidance of doubt, the Seller shall remain liable for all withdrawal Liability relating to any obligation (current, past or future, contingent or otherwise, in each case with respect to multiemployer plan participation for periods before Closing) on the part of the Seller or any of its ERISA Affiliates to contribute to any multiemployer plan and shall pay all such Liabilities as they come due. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor its ERISA Affiliates shall be or shall become liable for any such withdrawal Liability, nor shall the Buyer or any ERISA Affiliate incur an obligation to contribute to any multiemployer plan in connection with the transactions contemplated by this Agreement.

(g)     The provisions of this Section 6.3 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.3, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing contained herein shall (i) be treated as an amendment to any particular employee benefit plan of the Buyer or the Seller, (ii) obligate the Buyer or any of their ERISA Affiliates to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee, (iii) prevent the Buyer or any of their ERISA Affiliates from amending or terminating any Benefit Plan or other arrangement, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

Section 6.4     Taxes.

(a)     The Seller shall pay 100% of all federal, state and local sales and use, documentary and real estate and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith, whether imposed by Law on the Seller or the Buyer. The Buyer and the Seller shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer taxes which become payable as a result of the transfer of the Purchased Assets from the Seller to the Buyer pursuant to this Agreement.

(b)     All real property Taxes, personal property Taxes and similar ad valorem obligations levied and assessed with respect to the Purchased Assets for a taxable period prior to the period that includes the Closing Date shall be paid by the Seller. All real property Taxes, personal property Taxes and similar ad valorem obligations levied and assessed with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between the Seller and the Buyer as of the Closing Date based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the “Pre-Closing Tax Period”), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the “Post-Closing Tax Period”). The Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and the Buyer shall be liable for the proportionate amount of such Taxes that is attributable to the Post-Closing Tax Period. If bills for such Taxes have not been issued as of the Closing Date and if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period’s Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by such party. Notwithstanding the foregoing, to the extent the apportionment of any Taxes is included as part of the purchase price adjustment pursuant to Section 2.6, any amount so included will not be subject to the apportionment described in this Section 6.4(b).

(c)     The Buyer and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business, the Purchased Assets and Assumed Liabilities (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

(d)     The Buyer shall prepare and file any applicable Local Tax Returns due after the Closing Date (including any final returns, as appropriate) for (i) taxable periods ending after the Closing Date or which include the Closing Date or (ii) the last taxable period ending prior to the Closing Date if the Tax Return is due after the Closing Date. Such Local Tax Returns will be prepared consistent with prior practice. The Seller will reimburse the Buyer for any Taxes shown due on such returns to the extent that such Taxes are not Assumed Liabilities under Section 2.3 and Section 2.4. Prior to filing any Local Tax Returns in accordance with this Section 6.4(d), the Buyer will provide the Seller with copies of any such returns for their review and comment, which comments shall be incorporated into such Local Tax Returns prior to filing. After the Closing Date, the Buyer shall control on the Seller’s behalf any tax audits with respect to Local Tax Returns filed by the Buyer after the Closing Date, and will cooperate with the applicable Taxing Authority to reach a resolution of any such audit. The Buyer shall (x) keep the Seller informed of the status of any such audit, and (y) will not agree to a settlement or resolution without the Seller’s prior written consent. The Seller shall be responsible for the liability resulting from such audit to the extent that such liability is not an Assumed Liability.

Section 6.5     Access to Books and Records. The Seller and the Buyer shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the assets, Liabilities or business of the Business prior to the Closing. After the Closing Date, where there is a legitimate business purpose, such party shall provide the other party with reasonable access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the assets, Liabilities or business of the Business prior to the Closing, and the other party and its representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost.

Section 6.6     Further Assurances. The Buyer and the Seller shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, the Buyer and the Seller shall each use their respective commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements. If requested by the Seller, the Buyer will provide written confirmation to the other parties to any Assigned Contract or Lease of the Buyer’s assumption thereof in the form required by such Assigned Contract or Lease or otherwise reasonably requested by the Seller. If at any time after the Closing: (a) Seller receives any cash in respect of any Purchased Assets, Seller shall remit such cash to the Buyer or its designee promptly following such receipt; and (b) the Buyer receives any cash in respect of any Excluded Asset, the Buyer shall remit such amount to the Seller promptly following such receipt.

Section 6.7     Conduct of the Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a)      preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b)     pay the debts, Taxes and other obligations of the Business when due;

(c)     continue to collect accounts receivable in a manner consistent with past practice, without discounting such accounts receivable;

(d)     maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e)     continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(f)     defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g)     perform all of its obligations under all Assigned Contracts;

(h)     maintain the Books and Records in accordance with past practice;

(i)     comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j)     not take or permit any action that would cause any of the changes, events or conditions described in Section 4.12 to occur.

Section 6.8     Termination of Real Property Lease. The Seller shall use reasonable and good faith efforts to terminate the lease agreement for the Leased Real Property located in San Francisco, California (the “San Francisco Lease”) prior to Closing. In the event that the San Francisco Lease cannot be terminated prior to Closing, the remaining monthly lease payments shall be paid one-half by the Seller and one-half by the Buyer.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1     Conditions Precedent to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived in writing by the Buyer in whole or in part to the extent permitted by applicable Law):

(a)     (i) the representations and warranties contained in Sections 4.1, 4.2, 4.6, 4.9, 4.15 and 4.18 (collectively, the “Fundamental Representations”) and qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made anew at and as of the Closing (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date); and (ii) the representations and warranties of Seller (other than the Fundamental Representations) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made anew at and as of the Closing (except to the extent such representations and warranties expressly speak as of a specified date, in which case such representations and warranties shall be true and correct on and as of such specified date).

(b)     the Seller shall have performed and complied in all material respects with all obligations and agreements required in this Agreement, the Ancillary Agreements and the obligations to be performed or complied with by Seller on or prior to the Closing Date;

(c)     there shall not have been a Material Adverse Effect since the date hereof;

(d)     the Seller shall have delivered to Buyer a certificate executed by an officer of Seller, dated as of the Closing Date, stating that the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) have been satisfied;

(e)     the Buyer shall have entered into a new lease agreement with the landlord for the Leased Real Property located at 253 W. 28th Street, New York, New York, in form and substance reasonably satisfactory to Buyer;

(f)     all actions required by the Seller under Section 6.2(a)-(d) shall have occurred, and if applicable, have been granted or affirmative approval has been received from the SEC or other such Governmental Entity; and

(g)     the Seller has provided evidence satisfactory to the Buyer with respect to the obligations of the Seller set forth in Section 6.2(e).

Section 7.2     Conditions Precedent to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by the Seller in whole or in part to the extent permitted by applicable Law):

(a)     the representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made anew at and as of the Closing, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties shall be true and correct on and as of such specified date);

(b)     the Buyer shall have performed and complied in all material respects with all obligations and agreements required by this Agreement, the Ancillary Agreements and the obligations to be performed or complied with by Buyer on or prior to the Closing Date; and

(c)     the Buyer shall have delivered a certificate executed by an officer of Buyer, dated as of the Closing Date, stating that the conditions specified in Sections 7.2(a) and 7.2(b) have been satisfied.

Section 7.3     Conditions Precedent to All Parties’ Obligations. The obligations of all parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent (any or all of which may be waived by Buyer or Seller in whole or in part to the extent permitted by applicable Law):

(a)     no Action brought by any Governmental Entity shall be pending before any Governmental Entity in which it is sought to restrain or prohibit the transactions contemplated by this Agreement and there shall not be in effect any Order by a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; and

(b)     at least twenty (20) calendar days shall have elapsed from the date the definitive Information Statement was mailed to Seller’s stockholders in accordance with Rule 14c-2 promulgated under the Exchange Act.

ARTICLE VIII
INDEMNIFICATION

Section 8.1     Survival. All of the representations and warranties of the parties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of 18 months thereafter; provided, that the Fundamental Representations shall survive indefinitely.

Section 8.2     Indemnification by the Seller. Subject to the limitations set forth herein, following the Closing the Seller shall indemnify and defend the Buyer, its Affiliates and its officers, directors, managers, employees, agents and representatives (the “Buyer Indemnified Parties”) against, and shall hold the Buyer Indemnified Parties harmless from, any loss, liability, claim, charge, action, suit, proceeding, damage or expense (collectively, “Losses”) incurred by any Buyer Indemnified Party resulting from or arising out of:

(a)     any breach of any representation and warranty of the Seller contained in this Agreement;

(b)     any breach of any covenant or agreement of the Seller contained herein;

(c)     any Excluded Asset or Excluded Liabilities (regardless of whether or not the Seller may have breached any representation and warranty that addressed any matter related to an Excluded Asset or Excluded Liability);

(d)     the operation of the Business prior to the Closing Date (except for the Assumed Liabilities); and

(e)     all items set forth on Section 8.2(e) of the Seller Disclosure Schedule.

Section 8.3     Indemnification by the Buyer. Subject to the limitations set forth herein, following the Closing the Buyer shall indemnify and defend the Seller and its Affiliates and its officers, directors, managers, employees, agents and representatives (the “Seller Indemnified Parties”) against, and shall hold the Seller Indemnified Parties harmless from, any Loss incurred by any Seller Indemnified Party resulting from or arising out of:

(a)     any breach of any representation and warranty of the Buyer contained in this Agreement;

(b)     any breach of any covenant or agreement of the Buyer contained in this Agreement;

(c)     any Assumed Liability; and

(d)     the operation of the Business after the Closing Date.

Section 8.4     Indemnification Procedures for Third Party Claims.

(a)     In the event that any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder is asserted by a third party (a “Third Party Claim”), the Indemnitee shall promptly, and in any event within 30 days, provide written notice to the Indemnitor of such Third Party Claim (a “Claim Notice”). The Claim Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which the Indemnitee is entitled to indemnification pursuant hereto, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the representation, warranty, covenant or agreement curtained herein to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. The Indemnitee shall enclose with the Claim Notice a copy of all papers served with respect to such Third Party Claim and any other documents evidencing such Third Party Claim. The failure to provide such notice, however, shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent that the Indemnitor is prejudiced by such failure.

(b)     The Indemnitor will have 30 days from the date on which the Indemnitor received the Claim Notice to notify the Indemnitee that the Indemnitor has elected to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith: (i) the Indemnitee may retain separate co-counsel at its sole cost and expense (as to which the Indemnitee shall not be entitled to indemnification) and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor; and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief without the prior written consent of the Indemnitee. The parties hereto will use commercially reasonable efforts to minimize Losses from Third Party Claims, act in good faith in responding to, defending against, settling or otherwise dealing with such claims, and cooperate in any such defense and give each other reasonable access to and copies of all information, records and documents relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c)     If the Indemnitor does not assume the Third Party Defense within 30 days of receipt of the Claim Notice, the Indemnitee will be entitled to assume the Third Party Defense at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 8.2 or Section 8.3, as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; and (ii) will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

Section 8.5     Indemnification Procedures for Non-Third Party Claims. The Indemnitee will provide written notice to the Indemnitor promptly, and in any event within 30 days, following its discovery of any matter for which the Indemnitor may be liable hereunder that does not involve a Third Party Claim, which Claim Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which the Indemnitee is entitled to indemnification pursuant hereto, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the representation, warranty, covenant or agreement contained herein to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder. If the Indemnitor does not acknowledge in writing its obligation to indemnify the Indemnitee with respect to such Losses within 30 days after its receipt of the Claim Notice, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to it hereunder. The failure to provide such notice, however, shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent that the Indemnitor is prejudiced by such failure. The Indemnitee will reasonably cooperate with and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 8.6     Limitations on Indemnification.

(a)     No party hereto shall be required to indemnify, defend or hold harmless any Person pursuant to Section 8.2(a) or Section 8.3(a) unless a Claim Notice is delivered prior to the expiration of the relevant representation or warranty, as applicable.

(b)     A Buyer Indemnified Party shall not be entitled to indemnification under this Article VIII for breaches of General Representations until the aggregate amount of all indemnification obligations of the Seller under this Article VIII for breaches of General Representations exceeds $25,000 (the “Deductible”), in which event the Buyer Indemnified Parties shall, subject to the other limitations set forth in this Article VIII, be entitled to indemnification for all such Losses in excess of the Deductible. Notwithstanding the foregoing, the Deductible shall not apply to any indemnification obligations for Losses to the extent resulting from fraud.

(c)     Notwithstanding anything to the contrary set forth herein, the aggregate liability of the Seller under this Article VIII for breaches of General Representations shall not exceed an amount equal to the Purchase Price.

(d)     The amount of any Losses for which indemnification is provided under this Article VIII shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any deductible or co-payment, the increase in insurance premiums attributable to such recovery and all reasonable out-of-pocket costs related to such recovery)

Section 8.7     Escrow Release; Right to Offset.

(a)     Any payment to any Buyer Indemnified Party in respect of any claim for indemnification under Section 8.2 shall first be recovered from the Escrow Amount, to the extent any funds remain in the Escrow Account.

(b)     Any payment to any Buyer Indemnified Party in respect of any claim for indemnification under Section 8.2 shall be paid by release of funds to the Buyer Indemnified Party from the Escrow Account by the Escrow Agent within five (5) Business Days after the date of the final determination of the parties or the issuance of a final judicial or administrative decision of any sums due and owing under this Article VIII.

(c)     On the 18 month anniversary of the Closing Date, upon receipt of joint written instructions of the parties, the Escrow Agent shall release all or a portion of the Escrow Amount to or for the account of Seller such that, following such release, the amount of the Escrow Amount remaining in the Escrow Account, if any, equals the amount of claims for indemnification by a Buyer Indemnified Party under this Article VIII prior to the 18 month anniversary of the Closing Date but not yet resolved (such unresolved claims, the “Unresolved Indemnification Claims”).

(d)     To the extent applicable, the funds in the Escrow Account retained for the Unresolved Indemnification Claims shall be released by the Escrow Agent (to the extent not utilized to pay the Buyer Indemnified Party for any such claims resolved in favor of the Buyer Indemnified Party) upon their resolution in accordance with this Article VIII and the terms of the Escrow Agreement.

(e)     Upon the final determination of any amounts to be paid from the Escrow Account pursuant to this Section 8.7, the Buyer and the Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the funds in the Escrow Account in accordance with this Section 8.7 and the Escrow Agreement.

(f)     In addition, Buyer may, at Buyer’s sole election, offset any amounts to which Buyer is entitled pursuant to this Article VIII against amounts owed by Buyer pursuant to the Buyer Secured Note.

Section 8.8     Mitigation. Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

Section 8.9     Treatment of Indemnity Benefits. All payments made by the Seller or the Buyer pursuant to obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes.

ARTICLE IX
TERMINATION

Section 9.1     Termination. This Agreement may be terminated at any time prior to the Closing only:

(a)     by mutual written consent of the Seller and the Buyer;

(b)     by the Buyer, by providing written notice to Seller, upon the occurrence of a Material Adverse Effect;

(c)     by the Buyer, on or after the date that is one hundred eighty (180) days following the date hereof (“Termination Date”), if the Closing shall not have occurred by the close of business on such date, provided, however, that the Buyer is not in breach of any of its obligations hereunder that has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(d)     by the Seller or the Buyer if there shall be in effect a final nonappealable Order of a Governmental Entity of competent jurisdiction, or any other Law is in effect, restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to a party if such Order was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(e)     by the Buyer, if the Seller has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Seller shall have become untrue, in either case such that the conditions set forth in Sections 7.1 or 7.3 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Sellers of notice of such breach from Buyers;

(f)     by the Seller, if Buyers shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Buyers shall have become untrue, in either case such that the conditions set forth in Sections 7.2 or 7.3 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Buyer of notice of such breach from the Seller; or

(g)     by the Seller, if (i) (A) all the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived in writing (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which shall be capable of being satisfied if the Closing would have been consummated at the time a notice of termination of this Agreement pursuant to this Section 9.1(g) is delivered) and (B) the Buyer fails to consummate the Closing within two (2) Business Days following the date the Closing should have occurred pursuant to Section 3.1 and the Seller was ready, willing and able to consummate the Closing.

Section 9.2     Effect of Termination. Any termination of this Agreement under Section 9.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (a) as set forth in Section 6.1, this Section 9.2 and ARTICLE X, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement or any fraudulent action or inaction.

ARTICLE X
MISCELLANEOUS

Section 10.1     Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or e-mail of a PDF document, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a)     If to the Buyer, to:

Salon.com, LLC
207 Del Parque, 9th Floor
San Juan, PR 00912
Attention: Drew Schoentrup
Email: drew@proper.io

(with a copy to, which shall not constitute notice)

Sheppard, Mullin, Richter & Hampton LLP
2200 Ross Avenue, Suite 2400
Dallas, TX 75201
Attention: Gemma Descoteaux
gdescoteaux@sheppardmullin.com

(b)     If to the Seller, prior to Closing, to:

Salon Media Group, Inc.
870 Market St, Suite 528
San Francisco, CA 94102
Attention: Jordan Hoffner
Email: jordan.hoffner@salon.com

If to the Seller, after Closing, to:

Salon Media Group, Inc.

c/o Postal Emporium box 277

1000 Bourbon Street

New Orleans, LA 70117

Attention: Dick MacWilliams

Email: rmacwillinams@vistacap.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 10.2     Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 10.3     Expenses.

10.3.1     Except as otherwise set forth in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

10.3.2     Notwithstanding the foregoing, in the event the transactions contemplated by this Agreement are not consummated by March 31, 2019, effective thereafter, Seller shall pay to Buyer the following amounts, each of which will be due and payable 10 days following the end of the applicable month:

(a)     for the month of March 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, and (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $5,000 plus costs per the Technology Support Agreement;

(b)     for the month of April 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, and (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $10,000 plus costs per the Technology Support Agreement;

(c)     for the month of May 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $10,000 plus costs per the Technology Support Agreement and (iii) an amount equal to 10% APR applied to the Deposit; and

(d)     for the month of June 2019: (i) ad fees under the General Advertising Services Agreement shall be payable at 6.5%, (ii) tech management fees payable pursuant to the Technology Support Agreement shall be $10,000 plus costs per the Technology Support Agreement and (iii) an amount equal to 10% APR applied to the Deposit.

Section 10.4     Successors and Assigns. This Agreement may not be assigned by the Seller without the prior written consent of the Buyer, or by the Buyer without the prior written consent of the Seller; provided, however, that (a) Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement upon notice to the Seller, and (b) the Seller may, without the prior written consent of the Buyer, assign all or any portion of its right(s) to receive payments under this Agreement upon notice to the Buyer. No assignment shall relieve the assigning party of any of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and permitted assigns. Any purported assignment in violation of this Section 10.4 shall be void ab initio and of no force or effect.

Section 10.5     Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 10.6     Consent to Jurisdiction and Service of Process. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW CASTLE IN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, WITH SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.7     Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 10.8     No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person.

Section 10.9     Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for any confidentiality agreement entered into between the parties hereto, or their respective designees, which shall continue in full force and effect in accordance with its terms.

Section 10.10     Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11     Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom; and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible.

Section 10.12     Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof, and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy available at Law or in equity.

Section 10.13     Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Asset Purchase Agreement to be executed and delivered as of the date first set forth above.

SELLER: Salon Media Group, Inc.

By:	/s/ Jordan Hoffner
Name: Jordan Hoffner
Title: CEO

BUYER: Salon.com, LLC

By:	/s/ Chris Richmond
Name: Chris Richmond Title: Managing Member

Signature Page to Asset Purchase Agreement